UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2008 (November 17, 2008)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 4300 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 458-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On November 17, 2008, Transmeridian Exploration Incorporated (the “Company”) received a delisting notice (the “Notice”) from the staff (the “Staff”) of the NYSE Alternext US (the “Exchange”) indicating that the Company had failed to demonstrate its ability to regain compliance with Sections 1003(a)(i), (ii), (iii) and (iv) of the Exchange’s Company Guide (the “Company Guide”), which states, in relevant part, that the Exchange will normally consider suspending dealings in, or removing from the list, securities of a company which (i) has stockholders’ equity of less than $2 million if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; (ii) has stockholders’ equity of less than $4 million if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (iii) has stockholders’ equity of less than $6 million if such company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years; or (iv) has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired, that it appears questionable as to whether such company will be able to continue its operations and/or meet its obligations as they mature, respectively. The Exchange intends to strike the Company’s common stock from the Exchange by filing a delisting application with the Securities and Exchange Commission pursuant to Section 1009(d) of the Company Guide. The Company does not intend to appeal the Exchange’s decision and the Company expects the Exchange’s decision to become final on or before November 24, 2008.

As previously disclosed in the Company’s Form 8-K dated May 29, 2008, the Staff notified the Company on May 22, 2008 that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide. The Staff offered the Company the opportunity to submit a plan of compliance (the “Plan”) advising the Exchange of action the Company had taken or would take to regain compliance with Section 1003(a)(iv) of the Company Guide. The Company submitted the Plan on June 5, 2008; and, as previously disclosed in the Company’s Form 8-K dated August 6, 2008, on July 30, 2008, the Exchange notified the Company that it accepted the Plan and granted the Company an extension until October 31, 2008 to regain compliance with Section 1003(a)(iv) of the Company Guide. Subsequently, as disclosed in the Company’s Form 8-K dated September 29, 2008, by letter dated September 23, 2008, the Company was advised that it did not meet Sections 1003(a)(i), (ii) and (iii) of the Company Guide. The Company was afforded the opportunity to supplement the Plan (the “Plan Supplement”) by October 7, 2008 to address how the Company intended to regain compliance with Section 1003(a)(iv) of the Company Guide by October 31, 2008, and Sections 1003(a)(i), (ii) and (iii) of the Company Guide by March 23, 2010. The Company submitted the Plan Supplement on October 7, 2008.

After a review of the Plan and the Plan Supplement, the Exchange determined that the Plan and Plan Supplement do not address the Company’s ability to regain compliance with the continued listing standards of the Company Guide based on (i) the Company’s November 17, 2008 announcement of the termination of the Amended and Restated Investment Agreement between United Energy Group Limited and the Company, dated as of June 11, 2008 and amended and restated as of September 22, 2008, which represented the Company’s sole initiative for regaining compliance with the Exchange’s continued listing standards; (ii) the financial projections provided in the Plan Supplement which showed that the Company would not regain compliance with the $6 million stockholders’ equity requirement by the March 23, 2010 deadline; and (iii) the absence of any viable alternatives for the Staff to conclude that the Company could regain compliance with the Exchange’s continued listing standards by March 23, 2010.

In addition, the Notice indicates that the Company is not in compliance with Section 1003(f)(iv) of the Company Guide due to an outstanding balance payable to the Exchange in the amount of $15,000 for listing fees. The Notice also indicates that, as a result of its low selling price, the Company’s common stock may not be suitable for auction market trading. Consequently, pursuant to Section 1003(f)(v) of the Company Guide, the Staff believes that a reverse stock split is appropriate in view of the fact that the Company’s common stock has been selling for a substantial period of time at a low price per share. The Staff has determined that this constitutes an additional deficiency and that the Company’s continued listing should be predicated on the Company effecting a reverse stock split. The Company does not intend to effect a reverse stock split.

The Company’s common stock is subject to immediate delisting proceedings. Upon delisting, there can be no assurance that a trading market (whether on the Exchange or any other listing, trading or quotation system) will ever resume.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release by Transmeridian Exploration Incorporated, dated November 21, 2008, announcing receipt of delisting notice from NYSE Alternext US

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: November 21, 2008	By:	/s/ Earl W. McNiel
	Name:	Earl W. McNiel
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release by Transmeridian Exploration Incorporated, dated November 21, 2008, announcing receipt of delisting notice from NYSE Alternext US

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